UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 27, 2014

MODEL N, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35840	77-0528806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Seaport Boulevard, Suite 400
Pacific Shores Center – Building 6
Redwood City, CA	94063
(Address of Principal Executive Offices)	(Zip Code)

(650) 610-4600

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On August 27, 2014, James B. Larson provided notice to Model N of his intention to resign from our board of directors, effective August 29, 2014. Mr. Larson’s decision to resign was not due to any disagreements with management.

(d) Effective August 29, 2014, our board of directors elected David Bonnette to serve as a Class I director whose current term will expire at our 2017 annual meeting of stockholders. Mr. Bonnette will also serve as a member of the Compensation Committee of our board of directors. There are no arrangements or understanding between Mr. Bonnette and any other persons pursuant to which Mr. Bonnette was named as a director.

In connection with his service as a director, Mr. Bonnette will be granted an initial award of restricted stock units having a value of $150,000 as an initial director equity package, which award shall vest over three years in three equal annual increments with the first one-third becoming vested on August 15, 2015. Mr. Bonnette will also be granted additional awards of restricted stock units having a value of $15,000 as a retainer and $3,000 for serving on the Compensation Committee, in each case, for the period beginning August 29, 2014 and ending at our 2015 annual meeting of stockholders.

In connection with his election, we will enter into our standard form of director Indemnity Agreement with Mr. Bonnette. Pursuant to this agreement, subject to the exceptions and limitations provided therein, we will agree to hold harmless and indemnify Mr. Bonnette to the fullest extent authorized by our certificate of incorporation, bylaws and Delaware law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services as a director. The foregoing description is qualified in its entirety by the full text of the form of Indemnity Agreement, which was filed as Exhibit 10.01 to our Form S-1 Registration Statement filed on March 12, 2013 and which exhibit is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODEL N, INC.

Date:	September 2, 2014	By:	/s/ Mark Tisdel
Mark Tisdel
Senior Vice President & Chief Financial Officer